Exhibit 10.1
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                 Summary of Compensation for Executive Officers
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     All of the executive officers of Cheniere Energy, Inc. ("Cheniere") are "at will" employees and none of them has an employment or severance agreement. The unwritten arrangements under which Cheniere's executive officers are compensated include:

     o a salary, reviewed annually by the Compensation Committee of the Board of Directors of Cheniere;

     o eligibility for a discretionary annual cash bonus, as determined by the Compensation Committee;

     o eligibility for awards under Cheniere's Amended and Restated 2003 Stock Incentive Plan, as determined by the Compensation Committee;

     o    health, life, disability and other insurance and/or benefits; and

     o    vacation, paid sick leave and all other employee benefits.


     Cheniere covers 100% of the dependent insurance coverage for its Chairman and Chief Executive Officer. For all other employees electing such dependent coverage, 50% of the cost of such coverage is borne by the employee.


     On January 3, 2006, the Compensation Committee approved base salary increases after a review of performance and competitive market data for Cheniere's executive officers, effective as of January 1, 2006. In addition, the
Section 162(m) Subcommittee authorized the payment of cash and restricted stock bonuses to each of the executive officers with respect to the year ended
December 31, 2005. The following table sets forth the 2006 annual base salary and the 2005 cash and restricted stock bonus amounts for each of Cheniere's Chief Executive Officer and the next four most highly compensated executive officers:

                                                  2005 Cash                 2005 Restricted             2006 Annual
Executive Officer                                Bonus Amount                 Stock Grant               Base Salary
-----------------                             ------------------          ------------------         ------------------

Charif Souki                                       $675,000                  23,866 shares                $550,000
Chairman and Chief Executive Officer

Stanley C. Horton                                  $350,000(1)               12,375 shares(1)             $425,000
President and
Chief Operating Officer

Walter L. Williams                                 $240,000                   8,486 shares                $250,000
Vice Chairman

Don A. Turkleson                                   $240,000                   8,486 shares                $250,000
Senior Vice President,
Chief Financial Officer
and Secretary

Keith M. Meyer                                     $240,000                   8,486 shares                $250,000
Senior Vice President - LNG




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(1) Prorated for the portion of 2005 that Mr. Horton was employed by Cheniere.